STOCKHOLDERS AGREEMENT

AMONG

AMERITRADE HOLDING CORPORATION,

THE STOCKHOLDERS LISTED ON
SCHEDULE A HERETO

AND

THE TORONTO-DOMINION BANK

DATED AS OF JUNE 22, 2005

Schedule A    R Parties

Defined Terms Index

Page
Affiliate	1
Agreement	2
Appraised Value	2
Appraiser	2
Audit Qualified Director	2
Beneficial Ownership	2
Board	3
Business	3
Business Day	3
Bylaws	3
Capital Stock	3
Change of Control	4
Closing	1
Closing Date	4
Commission	4
Common Stock	4
Company	1
Competing Entity	4
Control	4
DGCL	4
Director	4
Excess Shares	9
Exchange Act	5
Existing Stockholders Agreement	5
Fair Market Value	5
Family Member	5
GAAP	5
Governmental Authority	5
Group	5
Incidental Acquisition	6
Independent Investment Banking Firm	6
Initial Designees	21
In-the-Money	5
JR	1
Legends	17
Litigation	38
Measurement Date	6
Non-Audit Services	6
Non-TD Directors Committee	6
Ordinary Course Securities	6
Outside Independent Directors	6
Outside Independent Directors Committee	7
Ownership Date	7
Ownership Percentage	7

Page
Permitted Pledge	7
Person	7
Post-Termination Period	34
Qualifying Transaction	7
R Directors	7
R Parties	1
R Party	1
R Party Ownership Levels	20
R Party Ownership Limitation Percentage	7
R Party Tender Amount	32
R Party Termination Event	8
Restated Charter	8
Securities Act	8
Share Purchase Agreement	1
Shortfall Amount	8
Specified Termination Event	34
Subsidiary	8
Takeover Proposal	8
TD	1
TD Directors	8
TD Ownership Levels	21
TD Ownership Limitation Percentage	8
TD Tender Amount	32
Tender Offer	1
Termination Event	34
Third Party	8
Total Voting Power	9
Trademark License Agreement	9
Transfer	9
Unaffiliated Stockholder Approval	10
Voting Securities	10
Waterhouse	1

STOCKHOLDERS AGREEMENT

          STOCKHOLDERS AGREEMENT, dated as of June 22, 2005, among Ameritrade Holding Corporation, a Delaware corporation ( the “Company”), the stockholders of the Company listed on Schedule A hereto under the heading “R Parties” (each, an “R Party” and collectively, the “R Parties”) and The Toronto-Dominion Bank, a Canadian chartered bank (“TD”).

          WHEREAS, concurrently with the execution of this Agreement, the Company and TD have entered into an Agreement of Sale and Purchase, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Share Purchase Agreement”), pursuant to which and subject to the terms and conditions thereof, among other things, the Company will purchase from TD all of the outstanding capital stock of TD Waterhouse Group, Inc., a Delaware corporation and a wholly-owned subsidiary of TD (“Waterhouse”), and TD will receive, in exchange for its shares of capital stock of Waterhouse, shares of Common Stock;

          WHEREAS, following the closing under the Share Purchase Agreement (the “Closing”), TD (and J. Joe Ricketts (“JR”), if he elects to participate as a co-bidder) will commence or cause to be commenced a tender offer (the “Tender Offer”) pursuant to which (i) TD or its permitted designee would offer to purchase the TD Tender Amount and (ii) JR (if he elects to participate as a co-bidder) or his permitted designee would offer to purchase up to the R Party Tender Amount;

          WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the shares of Common Stock to be Beneficially Owned by the parties following the Closing, as well as restrictions on certain activities in respect of the Common Stock, corporate governance and other related corporate matters; and

          WHEREAS, the Share Purchase Agreement contemplates that this Agreement will be executed concurrently with the execution of the Share Purchase Agreement and, except as specified in Section 6.14, will become effective upon the Closing.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

          Section 1.1. Certain Defined Terms.
As used herein, the following terms shall have the following meanings:

     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, (A) neither the Company nor any of its

Subsidiaries shall be deemed to be a Subsidiary or Affiliate of any R Party or TD, and (B) no R Party or TD shall be deemed to be an Affiliate of each other or of the Company, solely by virtue of (i) such party’s ownership of Common Stock or its being a party to this Agreement, (ii) the election of Directors designated by such party or nominated by such party for election to the Board or (iii) any other action taken by such party’s or its respective Affiliates which is expressly required or contemplated under this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

     “Agreement” means this Stockholders Agreement as it may be amended, supplemented, restated or modified from time to time.

     “Appraised Value” means, with respect to a Competing Entity, the value that a Person (such Person, an “Appraiser”) valuing the common equity of the Competing Entity (or if the Competing Entity is a division or other unincorporated unit of another company, the net value of the assets and liabilities of such division or other unit) pursuant to this Agreement has determined such Competing Entity would have in a privately negotiated, arms’-length sale context for which purpose the Appraiser:

     (i) shall assume that the valuation is based on the Competing Entity and its Subsidiaries (to the extent acquired in the applicable acquisition) taken as a whole and as a stand-alone business, apart from its parent and Affiliates, if any; and

     (ii) shall take into account other factors relevant to such valuation, including (A) the prospects of the Competing Entity and its Subsidiaries (to the extent acquired in the applicable acquisition), (B) the value of the estimated future earnings of the Competing Entity and its Subsidiaries (to the extent acquired in the applicable acquisition), (C) the equity and tangible equity of the Competing Entity and its Subsidiaries (to the extent acquired in the applicable acquisition) as disclosed in its most recent consolidated financial statements, (D) the public market trading values of comparable companies, (E) the business mix of the Competing Entity and its Subsidiaries (to the extent acquired in the applicable acquisition) relative to comparable companies, (F) comparable valuation multiples to such factors, as applicable, (G) an appropriate control premium of no more than 15%, to the extent a premium was paid in connection with the applicable Incidental Acquisition, and (H) such other factors as the Appraiser deems relevant.

     “Audit Qualified Director” means an individual who qualifies to serve as a member of the audit committee of the Board pursuant to Section 4350(d) of the Nasdaq National Marketplace Rules (or any such successor or comparable provision or any comparable rule of any other applicable securities exchange or automated inter-dealer quotation system on which the Common Stock is then listed or quoted)

     “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that (x) for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will TD or any R Party be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.2 unless, and then only to the extent that, TD or such R Party shall have actually exercised such right and (y) solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither TD nor any R Party shall be deemed to have Beneficial Ownership of securities owned by another party hereto, solely by virtue of (A) such party’s status as a party to this Agreement, (B) the voting agreements and proxies contained herein or (C) any other action taken by such party or any of its Affiliates which is expressly required or contemplated by the terms of this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles). For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or (except with respect to calculating Beneficial Ownership for purposes of Section 4.1) any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that shares of Common Stock subject to options granted under Company benefit plans or shares of Common Stock (including derivative interests therein) otherwise issued under Company benefit plans to any Person who, at the time of the grant or issuance, was an officer or director of the Company or any of its Subsidiaries shall not be deemed to be Beneficially Owned (i) by TD or any of its Affiliates or (ii) by any R Party in the case of any such options, shares or derivative interests therein Beneficially Owned only by a Person who is not an R Party. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall have correlative meanings.

     “Board” means the Board of Directors of the Company.

     “Business” means the business of providing securities brokerage services to retail traders, individual investors and registered investment advisors.

     “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York, USA or Toronto, Ontario, Canada.

     “Bylaws” means the bylaws of the Company as in effect immediately following the Closing, the form of which is attached as Exhibit F to the Share Purchase Agreement, as amended, supplemented, restated or otherwise modified from time to time thereafter.

     “Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting)

of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

     “Change of Control” means (i) during any period of two consecutive years, individuals who at the beginning of such period constituted the Directors (together with any new Directors whose appointment to office or whose nomination for election by the stockholders of the Company was (x) approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose appointment or nomination for election was previously so approved (including pursuant to any merger or other transaction approved by such a majority) or (y) otherwise effected pursuant to the terms of Article IV) cease for any reason to constitute a majority of the Directors then in office, (ii) a merger or consolidation of the Company with or into another Person, or the merger or consolidation of another Person with or into the Company, as a result of which transaction or series of related transactions the holders of the Common Stock outstanding immediately prior to such transaction or transactions would not Beneficially Own a majority of the Total Voting Power (or, if the Company is not the surviving Person of such transaction or transactions, of the voting power of all shares of Capital Stock or other securities of the surviving Person (or, if such surviving Person is a Subsidiary of another Person, of such other Person constituting the ultimate parent thereof) which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events) outstanding immediately after such transaction or transactions, (iii) the sale or other transfer or disposition of all or substantially all of the Company’s consolidated assets (including Capital Stock of its Subsidiaries) to another Person, or (iv) the approval by the stockholders of the Company of a plan of liquidation or dissolution of the Company.

     “Closing Date” has the meaning set forth in the Share Purchase Agreement.

     “Commission” means the U.S. Securities and Exchange Commission.

     “Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

     “Competing Entity” means any Person that is engaged in the Business in the United States either through facilities and operations in the United States or by other channels or media directed toward U.S. residents (and not as an incident to the conduct of business outside the U.S. and/or with non-U.S. residents).

     “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

     “DGCL” means the General Corporation Law of the State of Delaware.

     “Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

     “Existing Stockholders Agreement” has the meaning set forth in the Share Purchase Agreement.

     “Fair Market Value” means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm’s-length negotiated transaction without time constraints. With respect to any securities that are traded on a national securities exchange in the United States or Canada or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market, Fair Market Value shall mean the arithmetic average of the closing prices of such securities on their principal market for the ten consecutive trading days immediately preceding the applicable date of determination. The Fair Market Value of any property or assets, other than securities described in the preceding sentence, with an estimated value of less than $25 million shall be determined by the Outside Independent Directors Committee in its good faith judgment. The Fair Market Value of all other property or assets shall be determined by an Independent Investment Banking Firm, selected by the Outside Independent Directors Committee, whose determination shall be final and binding on the parties hereto. The fees and expenses of such investment bank shall be paid by the Company.

     “Family Member” means with respect to any individual, the spouse, descendants or any other individual related by blood, adoption or marriage to such individual or such individual’s spouse.

     “GAAP” means U.S. generally accepted accounting principles.

     “Governmental Authority” has the meaning set forth in the Share Purchase Agreement.

     “Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, none of TD, any R Party or any of their respective Affiliates shall be deemed to be a member of a Group with each other or each others’ Affiliates, in each case solely by virtue of the existence of this Agreement or any action taken by a party hereto or any of its Affiliates which is expressly required or contemplated by the terms of this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).

     “In-the-Money,” with respect to an option to acquire securities that are traded on a national securities exchange in the United States or quoted on the Nasdaq National Market or the Nasdaq Small Cap Market, means, as of any measurement date, that the exercise price for such option is less than the average of the closing prices for such securities on their principal market for the five trading days ending on the trading day immediately preceding the applicable date of determination. The determination of whether any outstanding options relating to Voting

Securities of the Company are In-the-Money shall be made on the 15th and the last calendar day of each month.

     “Incidental Acquisition” means an acquisition, directly or indirectly, of more than 50% of the outstanding voting securities or more than 50% of the voting power of all shares of Capital Stock or other securities, or substantially all the assets, of a Competing Entity as a result of any business combination involving any Person, the principal purpose of which is to acquire a business or entity that is not primarily engaged in the Business.

     “Independent Investment Banking Firm” means an investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Person or Persons engaging such firm, independent of such Person or Persons and of the parties to this Agreement at the time of such engagement and qualified to perform the task for which it has been engaged.

     A “Measurement Date” means (i) with respect to the R Parties, (x) any date on which the Ownership Percentage of the R Parties decreases from one R Party Ownership Level (as set forth in Section 4.1(f)) to another since the immediately preceding Measurement Date (or if no Measurement Date has yet occurred, since the Closing Date) and (y) thereafter, any subsequent date on which another event occurs (other than any Transfer of Voting Securities by the R Parties or any of their respective Affiliates) that further decreases such Ownership Percentage by at least 2% of the Total Voting Power since the immediately preceding Measurement Date and (ii) with respect to TD, (x) any date on which the Ownership Percentage of TD decreases from one TD Ownership Level (as set forth in Section 4.1(g)) to another since the immediately preceding Measurement Date (or if no Measurement Date has yet occurred, since the Closing Date) and (y) thereafter, any subsequent date on which another event occurs (other than any Transfer of Voting Securities by TD or any of its Affiliates) that further decreases such Ownership Percentage by at least 2% of the Total Voting Power since the immediately preceding Measurement Date.

     “Non-Audit Services” means the services described in Rule 2-01(c)(4) (or any successor rule) of Regulation S-X.

     “Non-TD Directors Committee” has the meaning set forth in the Restated Charter.

     “Ordinary Course Securities” means any Voting Securities or other securities held by TD and its Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in mutual funds, open or closed end investment funds or other pooled investment vehicles (including limited partnerships and limited liability companies) sponsored, managed and/or advised or subadvised by TD or its Affiliates; or by Affiliates of TD (or any division thereof) which are broker-dealers or otherwise engaged in the securities business; in each case, acquired and held in the ordinary course of their securities or banking businesses, in accordance with applicable law and internal TD policies, and not as part of a plan to avoid the TD Ownership Limitation Percentage. For the avoidance of doubt, “Ordinary Course Securities” shall not include Voting Securities or other securities held for the direct pecuniary investment benefit of TD and its Affiliates.

     “Outside Independent Directors” means the individuals designated as such by the Company pursuant to Sections 4.1 and 4.2 and then serving as Directors, provided that, in order to qualify for designation and service as an Outside Independent Director pursuant to such section, each such individual must qualify as an “independent director” with respect to the Company pursuant to Section 4200(a)(15) of the Nasdaq National Market Marketplace Rules and Section 10A of the Exchange Act (or any successor provisions or any comparable rules of any other applicable securities exchange or automated inter-dealer quotation system on which the Common Stock is then listed or quoted).

     “Outside Independent Directors Committee” has the meaning set forth in the Restated Charter.

     “Ownership Date” means the date that is 12 months after the Closing Date.

     “Ownership Percentage” means, with respect to any party hereto at any time, the quotient, expressed as a percentage, of (i) the total voting power of all Voting Securities Beneficially Owned by such party (assuming the exercise, conversion or exchange of all outstanding In-the-Money options and other convertible, exercisable or exchangeable Voting Securities Beneficially Owned by such party but not by any other Person), divided by (ii) the Total Voting Power (assuming the exercise, conversion or exchange of all outstanding In-the-Money options and other convertible, exercisable or exchangeable Voting Securities Beneficially Owned by such party but not by any other Person).

     “Permitted Pledge” means a bona fide pledge of Voting Securities, provided that the R Party pledging such Voting Securities retains sole voting power with respect to the Voting Securities subject to such pledge prior to any sale pursuant to a margin call, foreclosure or similar action disposition thereof by the pledgee.

     “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any Group comprised of two or more of the foregoing.

     “Qualifying Transaction” means a tender offer, exchange offer, merger or other business combination transaction involving the acquisition of or offer to acquire 100% of the Common Stock not owned by TD and its Affiliates which (i) has been approved by the Outside Independent Directors Committee, (ii) is conditioned upon the receipt of Unaffiliated Stockholder Approval and (iii) in the case of a Qualifying Transaction to be effected by means of a tender or exchange offer, includes a commitment by TD or such Affiliate to promptly consummate a merger (which may be a short-form merger) to acquire any remaining shares of Common Stock at the same price in the event it obtains, pursuant to such tender or exchange offer, such level of ownership of such classes of Capital Stock that would be sufficient to effect a merger pursuant to Section 251 or Section 253 of the DGCL or any successor provision.

     “R Directors” means the individuals nominated or designated by the R Parties or the R Directors pursuant to Sections 4.1 or 4.3 and then serving as Directors.

     “R Party Ownership Limitation Percentage” means 29% of the Total Voting Power (assuming the exercise, conversion or exchange of all outstanding In-the-Money options and other convertible, exercisable or exchangeable Voting Securities Beneficially Owned by the R Parties but not by any other Person).

     “R Party Termination Event” means the date on which the R Parties, collectively, Beneficially Own Voting Securities representing 4.17% or less of the Total Voting Power.

     “Restated Charter” means the Certificate of Incorporation of the Company immediately following the Closing, the form of which is set forth in Exhibit G to the Share Purchase Agreement, as amended, supplemented, restated or otherwise modified from time to time thereafter.

     “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or under any successor statute).

     “Shortfall Amount” means, as of any Measurement Date, the difference between (i) (x) in the case of TD, the applicable TD Ownership Level required in order to avoid a reduction in the number of TD Directors and (y) in the case of the R Parties, the applicable R Party Ownership Level required in order to avoid a reduction in the number of R Directors and (ii) the Ownership Percentage of TD or the R Parties, as applicable, as of such Measurement Date.

     “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

     “Takeover Proposal” means any proposal with respect to a sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination involving the Company or any of its Subsidiaries pursuant to which more than 25% of the Voting Securities or the consolidated total assets of the Company (including stock of its Subsidiaries) would be acquired or received by any Third Party in one or a series of related transactions or which would otherwise constitute or result in a Change of Control.

     “Third Party” means any Person (other than TD or any of its Subsidiaries) or any Group (other than a Group which includes TD or any of its Subsidiaries as a member).

     “TD Directors” means the individuals nominated or designated by TD or the TD Directors pursuant to Sections 4.1 or 4.3 and then serving as Directors.

     “TD Ownership Limitation Percentage” means (i) prior to the third anniversary of the Closing, 39.9% of the Total Voting Power and (ii) from and after the third anniversary of the Closing, 45% of the Total Voting Power (in each case assuming the exercise, conversion or exchange of all outstanding In-the-Money options and other convertible, exercisable or exchangeable Voting Securities Beneficially Owned by TD but not by any other Person); provided that in calculating the number of Voting Securities Beneficially Owned by TD for purposes of this definition, all Ordinary Course Securities shall be excluded, to the extent such Ordinary Course Securities do not exceed 1% of all Voting Securities then outstanding.

     “Total Voting Power” means, at any time, the total number of votes then entitled to be cast by the holders of the outstanding Common Stock and any other securities entitled, in the ordinary course, to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events.

     “Trademark License Agreement” means the trademark license agreement between the Company and TD in the form attached as Exhibit E to the Share Purchase Agreement, as amended, supplemented, restated or otherwise modified from time to time.

     “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise), any Voting Securities or any interest in any Voting Securities, provided, however, that (i) with respect to any R Party, a Permitted Pledge shall not be deemed to be a Transfer of the Voting Securities subject to such pledge until such time as such Voting Securities are subject to a margin call, foreclosure or similar action or otherwise Transferred; provided, further, however, that in the event that the R Parties subject to one or more Permitted Pledges more than 35% of the Voting Securities Beneficially Owned, in the aggregate, by the R Parties immediately following the Closing, the pledgee of any Voting Securities pledged in excess of such 35% limit (such shares, the “Excess Shares”) must agree (at the time such pledge is made) to become subject to, and bound by, the terms of this Agreement with respect to such Excess Shares to the extent that such pledgee subsequently acquires Beneficial Ownership of such Excess Shares (except that such pledgee shall have no right to designate or nominate for election any individual to serve as a Director or have other rights with respect to board representation), and if such pledgee does not so agree, the pledge of such Excess Shares shall be deemed to be a Transfer thereof, (ii) a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which TD is a constituent corporation shall not be deemed to be the Transfer of any Voting Securities Beneficially Owned by TD or any of its wholly-owned Subsidiaries so long as the surviving or resulting entity of such transaction remains subject to, and bound by, the obligations of TD hereunder, and (iii) a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which the Company is a constituent corporation and the holders of the Common Stock immediately prior to such transaction would Beneficially Own a majority of all shares of Capital Stock or other securities of the surviving Person (or, if such surviving Person is a Subsidiary of another Person, of such other Person constituting the ultimate parent thereof) which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events shall not be deemed to be the Transfer of any Voting Securities Beneficially Owned by TD or any of its wholly-owned Subsidiaries or any R Party. For purposes of this Agreement, the sale of the interest of a party to this Agreement in an Affiliate of such party which Beneficially Owns Voting Securities shall be deemed a Transfer by such party of such Voting Securities unless (i) such party retains Beneficial Ownership of such Voting Securities following such transaction or (ii) in the case or TD or any of its Affiliates, such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in clause (ii) of the proviso of the previous sentence.

     “Unaffiliated Stockholder Approval” means (i) in the case of a tender or exchange offer, that a majority of the outstanding shares of Common Stock not Beneficially Owned by TD and its Affiliates shall have been tendered and not duly withdrawn at the expiration time of such tender or exchange offer, as it may have been theretofore extended, and (ii) in the case of a merger or consolidation, that the holders of a majority of the outstanding shares of Common Stock not Beneficially Owned by TD and its Affiliates shall have executed written consents in favor of the applicable transaction or that the holders of a majority of the outstanding shares of Common Stock not Beneficially Owned by TD and its Affiliates shall have duly voted such shares in favor of the applicable transaction at a meeting of stockholders duly called and held.

     “Voting Securities” means, at any time, shares of any class of Capital Stock or other securities of the Company, including the Common Stock, which are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of Capital Stock (whether or not currently so convertible, exercisable or exchangeable or only upon the passage of time, the occurrence of certain events or otherwise).

     Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Share Purchase Agreement.

          Section 1.2. Methodology for Calculations. (a) For purposes of calculating the number of outstanding shares of Common Stock or Voting Securities and the number of shares of Common Stock or Voting Securities Beneficially Owned by an R Party or TD as of any date, any shares of Common Stock or Voting Securities held in the Company’s treasury or belonging to any Subsidiaries of the Company which are not entitled to be voted or counted for purposes of determining the presence of a quorum pursuant to Section 160(c) of the DGCL (or any successor statute) shall be disregarded.

          (b) For purposes of this Agreement, all determinations of the amount of outstanding Voting Securities shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of written notice to TD and each R Party specifying such actual number of Voting Securities outstanding; provided, however, that prior to the Closing, solely for purposes of determining compliance by the R Parties with Section 2.1 hereof, such number of outstanding Voting Securities shall be deemed to be the actual number of Voting Securities (as determined pursuant to such report or updated notification) plus 193,600,000.

          (c) Whenever this Agreement references a specific number of Voting Securities or shares of any class thereof (including with respect to the obligations of the Company pursuant to Section 5.3), then if at any time or from time to time following the date hereof the Company shall pay a dividend in the form of additional shares of such class of Voting Securities, or shall subdivide, split or combine the then-outstanding number of such Voting Securities or issue an additional number of such Voting Securities by reclassification of such Voting Securities, then all references to such specific number of Voting Securities shall be deemed, for all purposes of this Agreement, to refer to the number of Voting Securities equal to the product of the number of Voting Securities so specified multiplied by a fraction, the numerator of which shall be the number of Voting Securities (or applicable class thereof) outstanding immediately after, and the denominator of which shall be the number of Voting Securities (or applicable class thereof) outstanding immediately before, the occurrence of such event, subject to further adjustment in accordance with this sentence upon any subsequent such dividend, subdivision, split, combination or reclassification.

ARTICLE II

SHARE OWNERSHIP

          Section 2.1. General Limitation on Acquisition of Additional Voting Securities. (a) (i) Except as provided in this Article II and except pursuant to a Qualifying Transaction, TD shall not, nor shall it permit any of its Affiliates to:

     (A) directly or indirectly, acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group (including a Group comprised of other parties to this Agreement), through the use of a derivative instrument or voting agreement, or otherwise, Beneficial Ownership of Voting Securities representing more than the TD Ownership Limitation Percentage;

     (B) make, or in any way participate, directly or indirectly, in, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Commission) or seek to advise or influence any Person with respect to the voting of, any Voting Securities, provided that the restrictions contained in this paragraph (B) shall not apply (1) with respect to the election, appointment or removal of Directors in accordance with this Agreement, (2) with respect to any other matter if a Person who Beneficially Owns Voting Securities representing 5% or more of the Total Voting Power has made, or in any way participated, directly or indirectly, in, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Commission) or sought to advise or influence any Person with respect to the voting of, any Voting Securities with respect to such matter in opposition to the recommendation of the Board with respect to such matter or (3) to any action taken by a TD Director in his or her capacity as a Director in a manner consistent with his or her fiduciary duties;

     (C) make any public announcement of, or submit to the Company or its Board, a proposal or offer (with or without conditions) with respect to any acquisition by TD or its Affiliates of Beneficial Ownership of Voting Securities representing more than the TD Ownership Limitation Percentage (including any extraordinary transaction involving TD or its Affiliates, on the one hand, and the Company, on the other hand); or

     (D) take any action that would have a reasonable possibility of requiring either the Company or TD under applicable law or the rules of the principal exchange on which the Common Stock or the common shares of TD, as applicable, is then listed or traded to make a public announcement regarding the possibility of any of the events described in clauses (A), (B) or (C) above.

          (ii) Except as provided in this Article II, none of the R Parties shall, nor shall they permit any of their respective Affiliates to:

     (A) directly or indirectly, acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group (including a Group comprised of other parties to this Agreement), through the use of a derivative instrument or voting agreement, or otherwise, Beneficial Ownership of Voting Securities if such acquisition would result in the R Parties (collectively) Beneficially Owning, in the aggregate, Voting Securities representing more than the R Party Ownership Limitation Percentage;

     (B) make any public announcement of or submit to the Company or its Board, a proposal or offer (with or without conditions) with respect to any acquisition by any of the R Parties of Beneficial Ownership of Voting Securities that would result in the R Parties (collectively) Beneficially Owning, in the aggregate, Voting Securities representing more than the R Party Ownership Limitation Percentage (including any extraordinary transaction involving any R Party, on the one hand, and the Company, on the other hand); or

     (C) take any action that would have a reasonable possibility of requiring the Company under applicable law or the rules of the principal exchange on which the Common Stock is then listed or traded to make a public announcement regarding the possibility of any of the events described in clauses (A) or (B) above.

          (b) Notwithstanding the foregoing, the acquisition (whether by merger, consolidation, amalgamation, plan of arrangement or otherwise) by any R Party or by TD or any of their respective Affiliates of any entity that Beneficially Owns Voting Securities, or (in the case of TD or one of its Affiliates) the acquisition of Voting Securities in connection with securing or collecting a debt previously contracted in good faith in the ordinary course of TD or such Affiliate’s banking or securities business, shall not constitute a violation of the restrictions set forth in Section 2.1(a); provided that (i) the primary purpose of any such transaction is not to avoid the provisions of this Agreement and (ii) such R Party or TD, as applicable, complies with Section 2.1(c).

          (c) If at any time any R Party or any of its Affiliates becomes aware that the R Parties (collectively) Beneficially Own, in the aggregate, Voting Securities representing more than the R Party Ownership Limitation Percentage, or TD or any of its Affiliates becomes aware that TD Beneficially Owns, in the aggregate, Voting Securities representing more than the TD Ownership Limitation Percentage (including, in each case, as a result of repurchases of Common Stock from time to time by the Company or, in the case of TD, as a result of the acquisition of shares of Common Stock pursuant to Section 5.4(b)), then the R Parties and/or TD, as applicable, shall, as soon as is reasonably practicable (but in no manner that would require such Person or any of its Affiliates to (i) incur liability under Section 16(b) of the Exchange Act or (ii) Transfer Voting Securities during a period in which (x) the Company has imposed trading restrictions on Directors or other Affiliates of the Company or (y) the general counsel of the Company has determined that the Company or such R Party or TD, as applicable, is in possession of material nonpublic information relating to the Company) take all action reasonably necessary to reduce the number of Voting Securities Beneficially Owned by them to a number that results in the R Parties (collectively) being in compliance with Section 2.1(a)(ii)(A) or TD being in compliance with Section 2.1(a)(i)(A), as applicable, provided, however, that any Transfer of Voting Securities by an R Party or TD in order to comply with this Section 2.1(c) shall be effected in accordance with the applicable Transfer restrictions set forth in Article III. Notwithstanding any other provision of this Agreement, each R Party and TD agree that they shall not, and shall cause their respective Affiliates not to, exercise any voting rights in respect of any Voting Securities Beneficially Owned by such Person to the extent such Voting Securities exceed the R Party Ownership Limitation Percentage, in the case of the R Parties, or the TD Ownership Limitation Percentage, in the case of TD, or alternatively, upon the request of the Company, shall cause such shares in excess of the applicable ownership limitation percentage to be voted, on any matter submitted to the holders of the Common Stock for a vote, in the same proportions as the votes cast by all holders of Common Stock other than TD, the R Parties and their respective Affiliates.

          (d) None of the restrictions in this Agreement shall limit TD or any of its Affiliates from initiating and holding discussions regarding a Qualifying Transaction with the Board on a confidential basis and in a manner that would not have a reasonable possibility of requiring either the Company or TD to make any public disclosure thereof in order to comply with their respective disclosure obligations under the U.S. federal securities laws, Canadian securities laws or the rules of any applicable securities exchange or automated inter-dealer quotation system on which the securities of the Company or TD, as applicable, are then listed or quoted.

          Section 2.2. Stock Purchase Rights. (a) (i) Except to the extent expressly prohibited by law or the rules of the principal securities exchange on which the Common Stock is then listed or traded, if the Company at any time shall propose to issue any shares of Common Stock, whether for financings (including financings the proceeds of which are intended to be used to fund acquisitions) or otherwise (other than issuances for acquisitions covered by paragraph (b) below), the R Parties (collectively) and TD shall each have the right to purchase for cash directly from the Company up to their respective Ownership Percentages of such

Common Stock to be issued at the same purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value) as the price for the additional shares of Common Stock to be issued (in the case of an underwritten public offering, net of any underwriting discount paid in connection with such offering), subject in all cases to the restrictions contained in Section 2.1(a)(i)(A) or Section 2.1(a)(ii)(A), as applicable. The Company shall provide such information, to the extent reasonably available, relating to any non-cash consideration as any R Party or TD may reasonably request in order to evaluate any such non-cash consideration.

          (i) Except to the extent expressly prohibited by law or the rules of the principal securities exchange on which the Common Stock is then listed or traded, in the event that the Company shall propose to issue options (other than employee stock options, stock appreciation rights or similar instruments of the type covered by Section 5.3) or warrants that are exercisable for, or debt or equity securities that are convertible into or exchangeable for, shares of Common Stock, the Company shall offer the R Parties (collectively) and TD the opportunity to purchase for cash up to their respective Ownership Percentages of such options, warrants or convertible debt or equity securities at the same purchase price as is offered to the other purchasers thereof, subject in all cases to the restrictions contained in Section 2.1(a)(i)(A) or Section 2.1(a)(ii)(A), as applicable. To the extent that the Company complies with its obligations to offer such options, warrants or convertible debt or equity securities to the R Parties and TD, the R Parties and TD shall not have the right to purchase pursuant to subparagraph (i) above the corresponding number of shares of Common Stock underlying such options, warrants or convertible debt or equity securities in connection with the issuance of such underlying shares of Common Stock (whether or not the R Parties or TD, as applicable, exercised their right to purchase such options, warrants or convertible debt or equity securities).

          (b) In the event that the Company intends to issue shares of Capital Stock to the securityholders of another Person as acquisition consideration paid to such securityholders pursuant to the acquisition by the Company of such Person (or a business or assets of such Person), then, if requested by TD or the R Parties, and consistent with the purposes and terms of such transaction, the Company shall discuss in good faith with TD and/or the R Parties, as applicable, alternative structures for such transaction to provide for the acquisition by TD and/or the R Parties of Capital Stock up to their respective Ownership Percentages of the shares of Capital Stock that would otherwise be issued as consideration in such transaction, subject in all cases to the restrictions contained in Section 2.1(a)(i)(A) or Section 2.1(a)(ii)(A), as applicable, and to replace the portion of such potential stock consideration that would otherwise be issued to the securityholders of the other Person, but is instead purchased by TD and/or the R Parties, as applicable, with the cash consideration received by the Company from TD and/or the R Parties in connection with such purchase. Any shares of Capital Stock issued to TD or the R Parties pursuant to this Section 2.2(b) shall be issued at the same purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value) as the price for the shares of Common Stock to be issued as consideration in the transaction, subject in all cases to the restrictions contained in Section 2.1(a)(i)(A) or Section 2.1(a)(ii)(A), as applicable. For the avoidance of doubt, TD and the R Parties shall have no right to purchase shares pursuant to paragraph (a)(i) of this Section 2.2 as a result of the issuance by the Company of shares of Capital Stock to the securityholders of another Person as acquisition consideration paid to such securityholders pursuant to the acquisition by the Company of such Person (or a business or assets of such Person).

          (c) The Company shall provide each R Party and TD 20 Business Days prior written notice (or, if such notice period is not practicable under the circumstances, such reasonable prior written notice as is practicable) of any proposed issuance subject to this Section 2.2, unless such prior notice, including all relevant information regarding the timing of such issuance, shall have been given, at least 20 Business Days prior to such issuance, at a meeting of the Board at which, in the case of such required notice to the R Parties, any R Director is in attendance and, in the case of such required notice to TD, a TD Director who is also an officer of TD is in attendance, and such notice is expressly given to such directors in their capacity as stockholders of the Company (or representatives thereof). The R Parties shall be entitled to allocate, as among the R Parties, the number of Voting Securities, options, warrants, convertible debt or equity securities, or shares of Capital Stock entitled to be purchased by the R Parties (collectively) pursuant to this Section 2.2. In the event that any of the R Parties elects to exercise their purchase rights pursuant to this Section 2.2, the R Parties shall provide to the Company and TD written notice of such election to purchase such securities hereunder and such allocation prior to the proposed date of issuance to the R Parties of such securities. TD shall likewise provide, or cause to be provided, to the Company and the R Parties written notice of its election to purchase securities pursuant to this Section 2.2 prior to the proposed date of issuance. Each of the R Parties and TD shall purchase the securities that such party has elected to purchase concurrently with the related issuance of such securities by the Company (or, if such party was given less than five Business Days’ prior written notice of such issuance, then within 10 Business Days following such issuance).

          (d) In the event that the proposed issuance by the Company of shares of Common Stock (or options, warrants, convertible securities or similar securities) which gave rise to the exercise by the R Parties and/or TD of their purchase rights pursuant to this Section 2.2 shall be terminated or abandoned by the Company without the issuance of any securities, then the purchase rights of the R Parties and TD pursuant to paragraph (a)-(c) above shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the R Parties or TD shall be refunded in full.

          (e) In addition to the acquisitions of securities of the Company permitted by this Section 2.2, subject to the restrictions of Section 2.1(a)(i)(A) or Section 2.1(a)(ii)(A), as applicable, TD or the R Parties may acquire additional Voting Securities, at any time or from time to time, on the open market, in privately negotiated transactions, by tender or exchange offer or otherwise.

          Section 2.3. Application of Agreement to Additional Voting Securities. Any additional Voting Securities of which TD or any R Party acquires Beneficial Ownership following the Closing shall be subject to the restrictions and commitments contained in this Agreement as fully as if such Voting Securities were Beneficially Owned by such Person as of the Closing (it being understood that, in the case of TD, Ordinary Course Securities shall be subject to this Agreement solely to the extent provided in Section 6.2).

ARTICLE III

TRANSFER RESTRICTIONS

          Section 3.1. General Transfer Restrictions. The right of TD, any R Party or any of their respective Affiliates to Transfer any Voting Securities Beneficially Owned by such Person is subject to the restrictions set forth in this Article III, and no Transfer by TD, any R Party or any of their respective Affiliates of Voting Securities Beneficially Owned by such Person may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company. No Transfer by TD or an R Party shall be effective unless and until the Company shall have been furnished with information reasonably satisfactory to it demonstrating that such Transfer is (x) in compliance with this Article III and (y) registered under, exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws.

          Section 3.2. Specific Transfer Restrictions. Without the prior approval of the Outside Independent Directors Committee, neither TD nor any R Party shall, nor shall they permit any of their respective Affiliates to, Transfer any Voting Securities Beneficially Owned by such Person; provided that the foregoing restriction shall not be applicable to Transfers:

     (a) effected in order to comply with the requirements of Section 2.1(c), provided that, without the prior approval of the Outside Independent Directors Committee, no Transferring party nor any of its Affiliates shall knowingly Transfer Voting Securities pursuant to this paragraph (a) to any Person who, after consummation of such Transfer, would have Beneficial Ownership of Voting Securities representing in the aggregate 5% or more of the Total Voting Power;

     (b) pursuant to a firm commitment, underwritten distribution of Voting Securities to the public, registered under the Securities Act, in which the Transferring party or parties (and/or such party’s Affiliates, if applicable) instruct the underwriters to use their reasonable best efforts to (i) effect as wide a distribution of such Voting Securities as is reasonably practicable, and (ii) not sell Voting Securities to any Person who after consummation of such offering would have Beneficial Ownership of Voting Securities representing in the aggregate 5% or more of the Total Voting Power;

     (c) pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (regardless of whether such Transferring party or its applicable Affiliate is deemed at such time to be an Affiliate of the Company for purposes of Rule 144);

     (d) pursuant to any sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination involving the Company or any of its Subsidiaries pursuant to which more than 25% of the Voting Securities or the consolidated total assets of the Company would be acquired or received by any Person (other than the Company or its Subsidiaries) in one or a series of related transactions, provided that the Board has approved such transaction or proposed transaction and recommended it to the stockholders of the Company (and has not withdrawn such recommendation);

     (e) to any Person who, after consummation of such Transfer, would have Beneficial Ownership of Voting Securities representing in the aggregate less than 5% of the Total Voting Power;

     (f) in the case of a Transfer by TD, to a Subsidiary of TD which executes and delivers to the other parties hereto an agreement to be subject to, and bound by, the terms of this Agreement to the same extent as TD (provided that TD shall remain a party to this Agreement and shall be responsible for any breach of this Agreement by such Subsidiary); or

     (g) in the case of a Transfer by an R Party, (i) to another R Party, provided that the Voting Securities so Transferred become fully subject to this Agreement and provided, further, in the case of a Transfer to the Ricketts Grandchildren Trust, that such Transfer is not part of a plan to avoid the provisions of Section 4.6 with respect to the Transferring party; (ii) to a trust, family partnership or limited liability company (x) whose beneficiaries or equity owners, as applicable, consist of such R Party and/or such R Party’s spouse and/or any Person related by blood, marriage or adoption to such R Party or such R Party’s spouse and (y) that executes and delivers to the other parties hereto an agreement to be subject to, and bound by, the terms of this Agreement to the same extent as the Transferring R Party; (iii) as a bona fide gift to a child or grandchild of such R Party, provided that no Transfer may be made pursuant to this paragraph (g)(iii) to any such individual if, after giving effect to such Transfer, the aggregate number of Voting Securities Transferred to such individual in any calendar year pursuant to this paragraph (g)(iii) exceeds $11,000 of Fair Market Value; (iv) to any Family Member of such R Party, so long as such Family Member executes and delivers to the other parties hereto an agreement to be subject to, and bound by, the terms of this Agreement to the same extent as the Transferring R Party; or (v) subject to Section 5.8(c), to TD in the Tender Offer.

          Section 3.3. Legend on Securities. (a) Each certificate representing shares of Voting Securities Beneficially Owned by TD, any R Party, or any of their respective Affiliates and subject to the terms of this Agreement shall bear the following legends (the “Legends”) on the face thereof, to the extent applicable:

     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN STOCKHOLDERS AGREEMENT DATED AS OF JUNE 22, 2005, AMONG TD AMERITRADE HOLDING CORPORATION, THE STOCKHOLDERS LISTED ON SCHEDULE A THERETO, AND THE TORONTO-DOMINION BANK, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF TD AMERITRADE HOLDING CORPORATION.”

     “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE

TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

          (b) Upon any acquisition by TD or any R Party of Beneficial Ownership of additional Voting Securities, such party shall, or shall cause its applicable Affiliate who is the record owner of such Voting Securities to, as applicable, submit the certificates representing such Voting Securities to the Company so that the Legends (to the extent required by this Section 3.3) may be placed thereon (if not so endorsed upon issuance).

          (c) The Company shall make a notation on its records and/or give instructions to any transfer agents or registrars for the Common Stock in order to implement the restrictions on Transfer set forth in this Agreement.

ARTICLE IV

CORPORATE GOVERNANCE

          Section 4.1. Composition of the Board. (a) The authorized number of Directors comprising the Board shall be twelve, divided into three classes as provided in the Restated Charter.

          (b) The persons to be nominated for election as Directors shall be designated as follows:

     (i) the R Parties shall initially have the right to designate three R Directors to be nominated for election (each of whom shall be assigned to a different class of directors, as designated by the R Parties), and the total number of R Directors that the R Parties are entitled to so designate shall be subsequently adjusted from time to time pursuant to paragraphs (c) and (f) below;

     (ii) TD shall initially have the right to designate five TD Directors to be nominated for election (one of whom shall be a Class I Director, two of whom shall be Class II Directors and two of whom shall be Class III Directors, as designated by TD), and the total number of TD Directors that TD is entitled to so designate shall be subsequently adjusted from time to time pursuant to paragraphs (d) and (g) below;

     (iii) the individual then serving as chief executive officer of the Company, for so long as such individual holds such position (who shall be a Class I Director); and

     (iv) initially, three Outside Independent Directors designated in accordance with Section 4.2(a) and thereafter, a number of Outside Independent Directors equal to three plus such number of additional Outside Independent Directors, if any, entitled to be designated from time to time pursuant to paragraphs (f) and (g) below (after giving effect to any reductions in such number of additional Outside Independent Directors required by paragraphs (f)(iv) or (g)(iv) below), in each case designated or appointed as provided in Section 4.2.

          (c) If, as of the Ownership Date, the R Parties’ Ownership Percentage is not at least 20.83%, and the number of R Directors has not already been adjusted, as of the Ownership Date, to a number less than three pursuant to paragraph (f), then one R Director (as selected by the R Parties) shall resign from the Board, and the resulting vacancy shall be filled by an Outside Independent Director in accordance with Section 4.2(c), in each case effective as of immediately prior to the following annual meeting of stockholders of the Company. In the event that such R Director fails to deliver his or her resignation as required pursuant to this Section 4.1(c), the parties hereto shall take all necessary action to cause such Director to be removed from the Board.

          (d) If, as of the Ownership Date, TD’s Ownership Percentage is not at least 37.5%, and the number of TD Directors has not already been adjusted, as of the Ownership Date, to a number less than five pursuant to paragraph (g), then one of the TD Directors (as selected by TD) shall resign from the Board, and the resulting vacancy shall be filled by an Outside Independent Director in accordance with Section 4.2(c), in each case effective as of immediately prior to the following annual meeting of stockholders of the Company. In the event that such TD Director fails to deliver his or her resignation as required pursuant to this Section 4.1(d), the parties hereto shall take all necessary action to cause such Director to be removed from the Board.

          (e) Following the Ownership Date the number of R Directors shall be reduced only in accordance with paragraph (f) below, and the number of TD Directors shall be reduced only in accordance with paragraph (g) below.

          (f) (i) If from time to time following the Closing, the R Parties’ Ownership Percentage decreases from one R Party Ownership Level (as specified below) to another as a result of Transfers of Voting Securities by the R Parties or any of their respective Affiliates, and the R Parties’ Ownership Percentage remains, for at least 30 consecutive days, at an R Party Ownership Level such that the number of R Directors then serving on the Board exceeds the number of R Directors set forth opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage at the end of such 30-day period, then the number of R Directors shall be reduced to the total number set forth opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage at the end of such 30-day period.

          (ii) If from time to time after the Closing, the R Parties’ Ownership Percentage decreases from one R Party Ownership Level to another as a result of share issuances by the Company or other actions or events other than Transfers of Voting Securities by the R Parties or any of their respective Affiliates and the R Parties do not comply with paragraph (h) below, then if at the applicable anniversary date as of which the R Parties failed to be in compliance with the requirements of paragraph (h) the number of R Directors then serving on the Board exceeds the number of R Directors set forth opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage as of such anniversary date, then the number of R Directors shall be reduced to the total number shown below opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage as of such anniversary date.

          (iii) Any reduction in the number of R Directors required by paragraphs (i) or (ii) above will be accomplished by the resignation or removal of one or more of the R Directors

(as designated by the R Parties), effective (except as provided in Section 6.3(a)) as of immediately prior to the following annual meeting of stockholders of the Company (unless and to the extent that, prior to the date of such annual meeting, the number of R Directors entitled to be designated is increased pursuant to paragraph (iv) below). Any vacancy resulting from such reduction in the number of R Directors shall be filled by an Outside Independent Director in accordance with Section 4.2(c).

          (iv) If from time to time following the Closing and one or more reductions in the number of R Directors pursuant to paragraphs (c), (f)(i) or (f)(ii) above, the R Parties’ Ownership Percentage increases from one R Party Ownership Level to another and the R Parties’ Ownership Percentage remains, for at least 30 consecutive days, at an R Party Ownership Level such that the number of R Directors then serving on the Board is less than the number of R Directors set forth opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage at the end of such 30-day period, the number of R Directors shall be increased to the total number shown below opposite the R Party Ownership Level which represents the R Parties’ Ownership Percentage at the end of such 30-day period. This increase will be accomplished by the resignation or removal of one or more of the Outside Independent Directors (as selected by the Outside Independent Directors Committee), and the resulting vacancy shall be filled by an R Director designated by a majority of the remaining R Directors or the sole remaining R Director (or, if there are no remaining R Directors, by the R Parties), in each case effective as of immediately prior to the following annual meeting of stockholders of the Company.

          (v) For purposes of this Agreement, the “R Party Ownership Levels” shall be as follows:

R Party Ownership Level	Total Number of R Directors
Greater than 20.83%	3
Greater than 12.50% to 20.83%	2
Greater than 4.17% to 12.50%	1
4.17% or less	0

          (g) (i) If from time to time following the Closing, TD’s Ownership Percentage decreases from one TD Ownership Level (as specified below) to another as a result of Transfers of Voting Securities by TD or any of its Affiliates, and TD’s Ownership Percentage remains, for at least 30 consecutive days, at a TD Ownership Level such that the number of TD Directors then serving on the Board exceeds the number of TD Directors set forth opposite the TD Ownership Level which represents TD’s Ownership Percentage at the end of such 30-day period, then the number of TD Directors shall be reduced to the total number set forth opposite the TD Ownership Level which represents TD’s Ownership Percentage at the end of such 30-day period.

          (ii) If from time to time after the Closing, TD’s Ownership Percentage decreases from one TD Ownership Level to another as a result of share issuances by the Company or other actions or events other than Transfers of Voting Securities by TD or any of its Affiliates and TD does not comply with paragraph (h) below, then if at the applicable anniversary date as of which TD failed to be in compliance with the requirements of paragraph (h) the number of TD Directors then serving on the Board exceeds the number of TD Directors set forth opposite the TD Ownership Level which represents TD’s Ownership Percentage as of such anniversary date, then the number of TD Directors shall be reduced to the total number shown below opposite the TD Ownership Level which represents TD’s Ownership Percentage as of such anniversary date.

          (iii) Any reduction in the number of TD Directors required by paragraphs (i) or (ii) above will be accomplished by the resignation or removal of one or more of the TD Directors (as designated by TD), effective (except as provided in Section 6.3(c)) as of immediately prior to the following annual meeting of stockholders of the Company (unless and to the extent that, prior to the date of such annual meeting, the number of TD Directors entitled to be designated is increased pursuant to paragraph (iv) below). Any vacancy resulting from such reduction in the number of TD Directors shall be filled by an Outside Independent Director in accordance with Section 4.2(c).

          (iv) If from time to time following the Closing and one or more reductions in the number of TD Directors pursuant to paragraphs (d), (g)(i) or (g)(ii) above, TD’s Ownership Percentage increases from one TD Ownership Level to another and TD’s Ownership Percentage remains, for at least 30 consecutive days, at a TD Ownership Level such that the number of TD Directors then serving on the Board is less than the number of TD Directors set forth opposite the TD Ownership Level which represents TD’s Ownership Percentage at the end of such 30-day period, the number of TD Directors shall be increased to the total number shown below opposite the TD Ownership Level which represents TD’s Ownership Percentage at the end of such 30-day period. This increase will be accomplished by the resignation or removal of one or more of the Outside Independent Directors (as selected by the Outside Independent Directors Committee), and the resulting vacancy shall be filled by a TD Director designated by a majority of the remaining TD Directors or the sole remaining TD Director (or, if there are no remaining TD Directors, by TD), in each case effective as of immediately prior to the following annual meeting of stockholders of the Company.

          (v) For purposes of this Agreement, the “TD Ownership Levels” shall be as follows:

TD Ownership Level	Total Number of TD Directors
Greater than 37.5%	5
Greater than 29.17% to 37.5%	4
Greater than 20.83% to 29.17%	3
Greater than 12.50% to 20.83%	2
Greater than 4.17% to 12.50%	1
4.17% or less	0

          (h) In order to avoid a reduction in the number of R Directors pursuant to paragraph (f)(ii) above or the number of TD Directors pursuant to paragraph (g)(ii) above, following a reduction from one R Party Ownership Level or TD Ownership Level, as applicable, to another, the R Parties or TD must comply with the following requirements:

          (i) prior to the first anniversary of the most recent Measurement Date, such party must attain an Ownership Percentage representing an increase in such party’s Ownership Percentage of at least 33.3% of the Shortfall Amount as of such Measurement Date;

          (ii) prior to the second anniversary of the most recent Measurement Date, such party must attain an Ownership Percentage representing an increase in such party’s Ownership Percentage of at least 66.7% of the Shortfall Amount as of such Measurement Date; and

          (iii) prior to the third anniversary of the most recent Measurement Date, such party must reacquire Beneficial Ownership of Voting Securities representing at least 100% of the Shortfall Amount as of such Measurement Date.

          (h) No party shall designate a director who (i) has been removed for cause from the Board, or (ii) has ever been convicted of a felony, or (iii) is or, within ten years prior to the date of designation, has been subject to any permanent injunction for violation of any federal or state securities law.

          Section 4.2. Selection of Outside Independent Directors. (a) The initial Outside Independent Directors shall be selected, prior to the filing date of the SEC Proxy Statement (as defined in the Share Purchase Agreement), by Dan W. Cook III, Michael D. Fleisher, Glenn H. Hutchins, C. Kevin Landry and Mark L. Mitchell, from among their number (or, if fewer than three of such five eligible Directors are willing to be designated as Initial Designees, then such five eligible Directors shall select, subject to the consent of each of TD and JR, such consent not to be unreasonably withheld, another individual (an “Alternate Designee”), who must qualify both as an Outside Independent Director and as an Audit Qualified Director to be designated as an Outside Independent Director (the Directors and/or Alternate Designees so selected, the “Initial Designees”) (each of whom shall be assigned to a different class of Directors, as they shall mutually agree among themselves prior to the Closing Date); provided, however, that if prior to the Closing, any Initial Designee ceases to be a Director (or, in the case of an Alternate Designee, elects not to serve as an Outside Independent Director), then the remaining Initial Designees shall select another qualifying Director (or, if no other qualifying Director is willing to serve, an Alternate Designee) to serve as an initial Outside Independent Director, subject to the consent of each of TD and JR, such consent not to be unreasonably withheld. Following any such selection of and consent to a replacement designee in accordance with the preceding sentence, such individual shall thereafter be deemed to be an Initial Designee. If any replacement of an Initial Designee is required pursuant to this Section 4.2(a), any replacement designee must qualify both as an Outside Independent Director and as an Audit Qualified Director.

          (b) With respect to each annual or special meeting of the stockholders of the Company at which one or more Outside Independent Directors are to be elected, the Outside Independent Directors Committee shall have sole authority on behalf of the Board to nominate, in accordance with the requirements of paragraph (d) below, candidates for election to such office as Outside Independent Directors by the stockholders of the Company.

          (c) (i) Any vacancy, whether resulting from the resignation, retirement, removal from office or other cause, of an Outside Independent Director, (ii) any vacancy resulting from the resignation or removal of an R Director pursuant to Sections 4.1(c), 4.1(f) or 6.3(a) and (iii) any vacancy resulting from the resignation or removal of a TD Director pursuant to Sections 4.1(d) or 4.1(g), shall in each such case be filled by the Outside Independent Directors Committee, in accordance with the requirements of paragraph (d) below and subject to Sections 4.1(f)(iv) and 4.1(g)(iv).

          (d) Whenever the Outside Independent Directors Committee is authorized to nominate or appoint an Outside Independent Director pursuant to this Section 4.2, such committee shall prepare, and provide to TD and the R Parties, a list of candidates for such position. Within ten Business Days of their receipt of such list, each of TD and the R Parties shall notify the Outside Independent Directors Committee of any candidates included on such list which such party rejects from consideration for such Outside Independent Director position, provided that neither TD nor the R Parties may reject candidates without a reasonable basis for doing so. Failure by either TD or the R Parties to so notify the Outside Independent Directors Committee of rejected candidates within such ten Business Day period shall be deemed to be an approval by such party of all candidates included in the list provided to such party. The Outside Independent Directors Committee shall then nominate or appoint for each such available Outside Independent Director position a candidate included on the list provided to TD and the R Parties and not rejected by either TD or the R Parties. In exercising its right to nominate and appoint Outside Independent Directors, the Outside Independent Directors Committee shall take all action available to it to ensure that, at all times, at least three Outside Independent Directors qualify as Audit Qualified Directors.

          Section 4.3. Vacancies Among R Directors and TD Directors. (a) Any vacancy, whether resulting from the resignation, retirement, removal from office or other cause, of an R Director (other than pursuant to Sections 4.1(f) or 6.3(a)) shall be filled with a replacement R Director designated by a majority of the remaining R Directors or the sole remaining R Director (or, if there are no remaining R Directors, by the R Parties).

          (b) Any vacancy, whether resulting from the resignation, retirement, removal from office or other cause, of a TD Director (other than pursuant to Section 4.1(g)) shall be filled with a replacement TD Director designated by a majority of the remaining TD Directors or the sole remaining TD Director (or, if there are no remaining TD Directors, by TD).

          Section 4.4. Committees. (a) The Company shall, to the extent permitted by applicable laws, rules and regulations (including any requirements under the Exchange Act or the rules of the Nasdaq National Marketplace or any other applicable securities exchange or automated inter-dealer quotation system on which the Common Stock is then listed or quoted), cause each committee of the Board (other than the Outside Independent Directors Committee and the Non-TD Directors Committee) to initially consist of two TD Directors, one R Director and two Outside Independent Directors. If from time to time following the Closing, TD’s Ownership Percentage decreases to, and remains for at least 30 consecutive days, less than thirty percent (30%), then the number of TD Directors on each such committee of the Board shall decrease to one (1). If from time to time following the Closing, TD’s or the R Parties’ Ownership Percentage decreases to, and remains for at least 30 consecutive days, less than ten percent (10%), then the number of TD Directors or R Directors, as the case may be, on each such committee of the Board shall decrease to zero (0). Any reduction in the number of TD Directors or R Directors on any committee pursuant to this paragraph will be accomplished by the immediate resignation or removal of one or more of the TD Directors or R Directors, as the case may be, from such committee. Any vacancy resulting from such reduction shall be filled by an Outside Independent Director designated by the Board. If from time to time following the Closing and one or more reductions in the number of TD Directors or R Directors on any committee pursuant to this paragraph, TD’s or the R Parties’ Ownership Percentage, as the case may be, remains, for at least 30 consecutive days, at an Ownership Percentage such that such reduction would not have taken place, then at the end of such thirty-day period an Outside Independent Director shall immediately resign or be removed from such committee (as selected by the Outside Independent Directors Committee) and the resulting vacancy shall be filled by a TD Director (designated by the TD Directors) or a R Director (designated by the R directors), as the case may be.

          (b) Notwithstanding the provisions of paragraph (a), no TD Director or R Director, as applicable, shall be entitled to serve on any ad hoc, special or similar committee established by the Board to consider a matter with respect to which the Outside Independent Directors Committee has determined, following consultation with counsel to the Company, that TD or the R Parties (or such particular TD Director or R Director), as applicable, has an interest such that the participation by any TD Director or R Director (or such particular TD Director or R Director), as applicable, on such committee would compromise the independence of such committee or otherwise materially impair the functioning of such committee.

          Section 4.5. Agreement to Vote. (a) Each of the R Parties and TD shall vote, or cause to be voted, or execute written consents with respect to, all the shares of Common Stock that it Beneficially Owns (and which are entitled to vote on such matter) in favor of the election or removal of each candidate designated or nominated for election pursuant to this Article IV or designated for removal pursuant to this Article IV or Section 6.3(a);

          (b) None of the R Parties or TD shall (i) nominate or designate, (ii) vote for, or (iii) make, or in any way participate, directly or indirectly, in, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Commission) or seek to advise or influence any Person with respect to the voting of, any Voting Securities in respect of the election of, any candidate for election or appointment as a Director except as provided in Sections 4.1 or 4.3;

          (c) Each of the R Parties and TD shall vote, or cause to be voted, or execute written consents with respect to, all the shares of Common Stock that it Beneficially Owns (and which are entitled to vote on such matter), and shall take all other necessary or desirable actions within its control (including calling a meeting of stockholders of the Company, attending all meetings in person or by proxy for purposes of obtaining a quorum, voting to remove Directors not designated in accordance with the provisions of this Agreement and executing all written consents in lieu of meetings, as applicable), to effectuate the provisions of this Article IV and Section 6.3(a);

          (d) None of the R Parties or TD shall vote, or permit the voting of, or execute written consents with respect to, shares of Common Stock Beneficially Owned by such Person in favor of the removal of a Director nominated or designated in accordance with this Article IV, in each case other than for cause or if such Director is designated for removal pursuant to this Article IV or Section 6.3(a);

          (e) If, for any reason, any Director nominee nominated or designated in accordance with this Article IV is not elected to the Board, the R Parties and TD will call a special meeting or act by written consent to vote for the removal of the Director not so nominated or designated in accordance with this Article IV and to vote for the election to the Board of the nominee so nominated or designated; and

          (f) The Company, subject to the Board’s fiduciary duties, shall take all necessary and desirable actions within its control (including calling special meetings of the Board and stockholders) to effectuate the provisions of this Article IV. Without limiting the foregoing, the Company shall use its reasonable best efforts, in connection with each annual or special meeting of stockholders held to elect Directors and with respect to any action by written consent to elect Directors, to solicit from its stockholders eligible to vote for the election of Directors proxies or consents in favor of the election of each candidate nominated for election as a Director in accordance with this Article IV, and against the election of any candidate not so nominated in accordance with this Article IV.

          Section 4.6. Proxies. (a) Each R Party (other than the Ricketts Grandchildren Trust) hereby irrevocably appoints as its proxy and attorney-in-fact, Ellen Koplow, in her capacity as the General Counsel of the Company, and any individual who shall hereafter succeed to such office at the Company, with full power of substitution, to vote or execute written consents with respect to all Voting Securities Beneficially Owned by such R Party in accordance with Sections 4.5, 5.7 and 6.3(a), provided that such proxy may only be exercised if such R Party fails to comply with the terms of Sections 4.5, 5.7 or 6.3(a). This proxy is coupled with an interest and shall be irrevocable prior to the termination of this Agreement with respect to such R Party, and each R Party will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such R Party with respect to any Voting Securities Beneficially Owned by such R Party.

          (b) TD hereby irrevocably appoints as its proxy and attorney-in-fact, Ellen Koplow, in her capacity as the General Counsel of the Company, and any individual who shall hereafter succeed to such office of the Company, with full power of substitution, to vote or execute written consents with respect to all Voting Securities Beneficially Owned by TD in accordance with Sections 4.5, 5.7 and 6.3(a), provided that such proxy may only be exercised if TD fails to comply with the terms of Sections 4.5, 5.7 or 6.3(a). This proxy is coupled with an interest and shall be irrevocable prior to the earlier to occur of an R Party Termination Event and termination of this Agreement with respect to TD, and TD will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by TD with respect to any Voting Securities Beneficially Owned by it.

          Section 4.7. Notice of Initial R Directors and TD Directors. The R Parties and TD shall each provide written notice to the other and to the Company, not less than 5 days prior to the expected filing date of the SEC Proxy Statement (as defined in the Share Purchase

Agreement) of the individuals who shall be designated as the initial three R Directors and five TD Directors pursuant to Section 5.13 of the Share Purchase Agreement; provided, however, that if either the R Parties or TD have not selected their respective nominees by such date, then notwithstanding the foregoing, the R Parties or TD, as the case may be, shall instead provide such notice at least 5 days prior to the expected date of the Closing (or, if such period of notice is not practicable under the circumstances because an individual who has been so designated is no longer available for such service, such prior notice as is practicable).

ARTICLE V

OTHER COVENANTS

          Section 5.1. Information Rights. (a) The Company shall provide TD, on an ongoing and confidential basis, such access to and information with respect to the Company’s and its Subsidiaries’ businesses, operations, plans and prospects as TD may from time to time reasonably determine it requires in order to appropriately manage and evaluate its investment in the Company and to comply with its obligations under United States and Canadian securities and tax laws, including, to the extent applicable, Rule 13a-15 under the Exchange Act.

          (b) Without limiting the generality of the foregoing, following the end of each fiscal quarter and fiscal year of the Company, the Company shall furnish to TD the consolidated and consolidating financial statements of the Company promptly after such statements are prepared (including providing draft statements as such statements become available and, with respect to fiscal years, audit reports as such reports become available), together with such supporting detailed information as TD may reasonably request to enable it to prepare its own consolidated financial statements. In addition, the Company shall furnish to TD, promptly after the end of each calendar month, copies of such internal management financial reports regarding the Company’s financial results and operations as are regularly prepared by the Company. The Company shall also furnish to TD any other information reasonably requested by TD in respect of the Company and its Subsidiaries that, in TD’s reasonable opinion, is required to enable TD or any of its Subsidiaries to (i) compute any tax surplus account, (ii) determine the status of the Company or its Subsidiaries as “foreign investment entities” for purposes of Canadian taxation or any other determination affecting the taxation of TD’s investment in the Company, or (iii) complete and file on a timely basis any tax return, including any return, report, declaration, election, notice, filing, information return or statement, with any Governmental Authority.

          (c) The Company will, and will cause each of its Subsidiaries to, make available to representatives of the Office of the Superintendent of Financial Institutions (Canada) and any other regulatory agencies with authority over TD or any of its Subsidiaries, such of its books, records and personnel, and provide access to such of its offices and other facilities, as such representatives may from time to time request, and will comply promptly and fully with any request for information that such representatives may make from time to time.

          (d) TD shall keep all non-public information obtained under this Section 5.1 confidential and shall not disclose any of such information in any manner whatsoever other than as may be required by applicable law, including the rules of any securities exchange on which

TD’s securities may be listed and as may be necessary in connection with the public disclosure of TD’s consolidated financial statements and operating results.

          (e) TD shall promptly provide to the Company any information regarding TD and its Subsidiaries that is reasonably required for the Company to comply with applicable laws, including the rules of any national securities exchange or inter-dealer quotation system by which the Company’s securities may be listed or quoted.

          (f) This Section 5.1 shall terminate upon the first date that TD no longer Beneficially Owns Voting Securities representing at least 15% of the Total Voting Power.

          Section 5.2. Trade Name. The Company and its Subsidiaries shall use the trade name “TD Ameritrade” as their brand and marketing name pursuant to the terms of the Trademark License Agreement.

          Section 5.3. Obligation of the Company to Repurchase Shares. If, at any time after the Closing, the Company shall issue shares of Common Stock (i) upon exercise of any option, warrant, stock appreciation right or other similar instrument granted to its Directors, officers, employees, consultants or others, or (ii) in the form of restricted shares or similar instruments, in either case pursuant to any compensation, retention, incentive or similar program or arrangement in effect from time to time, then the Company shall, unless prohibited by law, and subject to the receipt of any required regulatory approval, use all reasonable efforts to repurchase a corresponding number of shares of Common Stock in the open market within 120 days after any such issuance so that the net total number of outstanding shares of Common Stock is not increased by such issuance, provided that the Company shall have no repurchase obligation under this Section 5.3 in the event that the aggregate number of shares of Common Stock subject hereto, together with any prior issuances contemplated by this Section 5.3 with respect to which the Company has not yet effected repurchases hereunder, do not exceed 2,000,000. The Company shall also be permitted to meet its obligations hereunder by means of an ongoing regular stock repurchase plan (including a plan implemented under Rule 10b-18 or Rule 10b5-1 under the Exchange Act), in which case offsetting repurchases may occur prior to or following the related issuance of Common Stock hereunder.

          Section 5.4. Non-Competition. (a) Neither JR (for so long as he is serving as a Director) nor TD, nor any of their respective Affiliates, shall directly or indirectly engage in, affirmatively assist or induce any other Person to engage in, acquire Beneficial Ownership of any equity interest in any Person engaged in, or serve (or designate any individual to serve) as a director or executive officer of any Person engaged in, the Business in (x) the United States (either through facilities and operations in the United States or by other channels or media directed toward U.S. residents (and not as an incident to the conduct of business outside the U.S. and/or with non-U.S. residents)) or (y) solely in the case of JR or any of his Affiliates, Canada (either through facilities and operations in Canada or by other channels or media directed toward Canadian residents (and not as an incident to the conduct of business outside Canada and/or with non-Canadian residents)), except in each case (i) through their respective ownership of Capital Stock of, or service as an officer, director or employee of, the Company or its Subsidiaries, or (ii) solely in the case of TD or its Affiliates, pursuant to an Incidental Acquisition in connection with which TD or such Affiliate complies with this Section 5.4. Notwithstanding the foregoing, nothing in this Section 5.4 shall prevent JR, TD or any of their respective Affiliates from Beneficially Owning a passive investment representing less than 2% of any class of equity securities of any Person that is engaged in the Business in (x) the United States or (y) solely in the case of JR or any of his Affiliates, Canada, provided, in each case, that such class of equity securities is traded on a national securities exchange in the United States or the Toronto Stock Exchange or quoted on the Nasdaq National Market. In addition, nothing in this Section 5.4 shall prohibit or restrict TD or its Affiliates from engaging in the following activities in the ordinary course of their banking and securities businesses, as now or hereafter conducted, whether or not the relevant issuer, borrower, counterparty, lessee, trustee or other Person engages in the Business in the United States:

     (i) securities underwriting, placement, dealing, investment banking, financial structuring, securitization or syndication;

     (ii) acquiring Beneficial Ownership of any equity interest in any Person pursuant to normal course broker/dealer activity;

     (iii) originating, arranging, purchasing, selling or dealing in secured or unsecured loans, conditional sales agreements, capital and other leases, debt instruments, or any participation interests in any of the foregoing and any liquidity, credit enhancement or hedging facilities related to any of the foregoing or to any of the activities covered in paragraph (i) above;

     (iv) investments made by hedge funds, investment funds and similar pooled investment vehicles in which TD or its Affiliates participate as a limited partner or as a member of a limited liability company and in any such case do not control the management of such entity;

     (v) actions taken to secure or collect debts or other obligations previously contracted by TD or its Affiliates in the ordinary course of their business (including any foreclosure, realization, repossession, liquidation or management of any securities or other collateral pursuant thereto);

     (vi) full-service brokerage operations conducted by Toronto-Dominion Holdings (USA) Inc. and its Subsidiaries, to the extent that such services are provided solely in support of and as a complement to (and not operated separately from) Toronto-Dominion Holdings (USA) Inc.’s and its Subsidiaries’ other investment banking and broker-dealer businesses, but in all cases excluding the provision of securities brokerage services to retail investors and investment advisors which services are offered primarily through the internet or other on-line media;

     (vii) securities brokerage activities, including offering and selling shares of open and closed end mutual funds (including exchange traded funds, but in all cases excluding the provision of securities brokerage services to retail investors and investment advisors which services are offered primarily through the internet or other on-line media), conducted or carried on by (x) TD Banknorth Inc., (y) any insured depository institution (as such term is defined in 12 U.S.C. § 1813(c)(2) or any successor provision) or holding company thereof of which TD Banknorth Inc. or TD acquires control (as such term is defined in 12 U.S.C. § 1841(a)(2) or any successor provision) or (z) any of the respective Subsidiaries of the entities described in the preceding clauses (x) and (y); and

     (viii) purchasing, holding, selling or otherwise dealing in securities of other Persons in the various capacities listed in the definition of “Ordinary Course Securities” set forth in this Agreement (other than the brokerage capacities listed in such definition, to the extent any such activity would constitute engaging in the Business).

          (b) If TD or any of its Affiliates completes an Incidental Acquisition, the following procedures shall apply:

     (i) TD or its applicable Affiliate shall, as promptly as practicable but in any event within three months of the date of completion of such Incidental Acquisition, offer to contribute the acquired Competing Entity to the Company in exchange for an aggregate number of shares of Common Stock and/or an amount in cash equal to the Appraised Value, determined as of the date of consummation of such Incidental Acquisition. The determination of the form of consideration payable to TD in connection with any such contribution shall be made by the Non-TD Directors Committee, provided that such consideration must be paid in cash to the extent that payment in Common Stock would result in TD Beneficially Owning Voting Securities representing more than the TD Ownership Limitation Percentage. Within one month after receipt of TD’s offer to contribute the acquired Competing Entity, an Appraiser or Appraisers shall be selected in accordance with the procedures set forth in paragraph (v) below.

     (ii) During the three-month period following the determination of the Appraised Value of the acquired Competing Entity, the Non-TD Directors Committee shall determine whether or not to cause the Company to purchase the acquired Competing Entity for the consideration set forth above. If the Non-TD Directors Committee determines that the Company shall purchase the acquired Competing Entity, the Company and TD shall cooperate and use their reasonable best efforts to cause the purchase to be consummated as promptly as practicable thereafter. In the event that the Non-TD Directors Committee determines that the Company shall not purchase the acquired Competing Entity, or in the event that the purchase of the acquired Competing Entity is not consummated by the Company for any reason within one year after the date on which the Non-TD Directors Committee determined that the Company shall purchase the acquired Competing Entity (including failure to obtain the necessary regulatory approvals), then TD shall use its commercially reasonable efforts to dispose of the acquired Competing Entity, or of such assets (including stock of Subsidiaries) of such Competing Entity as would cause it to cease to constitute a Competing Entity, within two years of the date on which the Non-TD Directors Committee determined that the Company shall not purchase the acquired Competing Entity or the date on which the proposed purchase of the acquired Competing Entity by the Company was terminated or abandoned, as applicable. During such two-year period, TD may hold and operate the acquired Competing Entity either separately or combined with other TD operations.

     (iii) If during the two-year period referred to in paragraph (ii) above TD is not able to dispose of, or enter into a binding definitive agreement to dispose of, such acquired Competing Entity for a purchase price equal to 90% or more of its Appraised Value determined pursuant to paragraph (v) below despite TD’s exercise of commercially reasonable efforts to effect such a disposition, then TD or such Affiliate may thereafter elect to either dispose of such Competing Entity or operate such Competing Entity independently of the Company and without restriction on its business or operations, except TD shall again comply with this Section 5.4 with respect to any subsequent Incidental Acquisition effected by TD or its Affiliates either directly or through such previously acquired Competing Entity.

     (iv) The number of shares of Common Stock issuable to TD or its Affiliates in exchange for any contribution of a Competing Entity pursuant to this Section 5.4 shall be determined based on the Fair Market Value of the Common Stock using the date of completion of such contribution as the determination date therefor.

     (v) All determinations of the Appraised Value of a Competing Entity shall be determined as follows:

     (A) The Non-TD Directors Committee shall select an Independent Investment Banking Firm to act as the Appraiser, subject to TD’s approval, which shall not be unreasonably withheld or delayed. The fees and expenses of such Independent Investment Banking Firm shall be shared equally by TD and the Company. The Company will instruct the Appraiser to complete the valuation as quickly as possible, but in any event within 20 Business Days of its engagement, to conform its valuation to the definition of “Appraised Value” set forth in this Agreement, and to state the Appraised Value as a number and not a range. The valuation of such Independent Investment Banking Firm shall be binding upon TD and the Company.

     (B) If TD and the Non-TD Directors Committee do not mutually agree upon an Independent Investment Banking Firm within 10 Business Days after receipt of TD’s offer to contribute the acquired Competing Entity, then within 5 Business Days of such 10th Business Day, each of TD and the Company shall engage its own Independent Investment Banking Firm to perform a valuation as an Appraiser. Each of TD and the Company will instruct its Appraiser to complete the valuation as quickly as possible, but in any event within 20 Business Days of its engagement, to conform its valuation to the definition of “Appraised Value” set forth in this Agreement, and to state the Appraised Value as a number and not a range. Each of TD and the Company will, after receipt of TD’s offer to contribute the acquired Competing Entity, pay the fees and expenses of the Appraiser engaged by such party. If the lower Appraised Value determined by one of such Independent Investment Banking Firms is no more than 15% lower than the Appraised Value determined by the other Independent Investment Banking Firm, then the Appraised Value shall be deemed to be the average of the two Appraised Values. If the lower Appraised Value is more than 15% lower than the higher Appraised Value, then within 5 Business Days of the date that the second of the two Appraised Values was determined, the two Independent Investment Banking Firms will select, and TD and the Company will jointly engage, a third Independent Investment Banking Firm. The third Independent Investment Banking Firm will be instructed by TD and the Company to complete its valuation within 15 Business Days of the date of its engagement, to determine the valuation in accordance with the definition of “Appraised Value” set forth in this Agreement, and to state the Appraised Value as a number and not a range. The Appraised Value will then be the average of the two Appraised Values that are closest together, with the third Appraised Value being disregarded. The fees and expenses of any Independent Investment Banking Firm engaged jointly by TD and the Company shall be shared by TD and the Company equally. The Appraised Value as determined pursuant to the foregoing procedures shall be binding on TD and the Company for all purposes of this Agreement.

     (vi) Any action required to be taken by the Company pursuant to this Section 5.4(b) shall be taken by the Non-TD Directors Committee.

          (c) Neither the Company nor any of its Affiliates shall, directly or indirectly, engage in, affirmatively assist or induce any other Person to engage in, acquire Beneficial Ownership of any equity interest (except for securities held for the account of or for sale to customers of the Company or any of its Affiliates in the ordinary course of business) in any Person engaged in, or serve (or designate any individual to serve) as a director or executive officer of any Person engaged in, the Business in Canada (either through facilities and operations in Canada or by other channels or media directed toward Canadian residents (and not as an incident to the conduct of business outside Canada and/or with non-Canadian residents)); provided that the foregoing shall not prevent the Company or any of its Affiliates from holding a passive investment representing less than 2% of any class of equity securities of any Person that is engaged in the Business in Canada, provided that such class of equity securities is traded on a national securities exchange in the United States or the Toronto Stock Exchange or quoted on the Nasdaq National Market. Neither the Company nor any of its Affiliates shall, directly or indirectly, hold or acquire control of (as such term is defined in 12 U.S.C. § 1841(a)(2) or any successor provision) any insured depository institution (as such term is defined in 12 U.S.C. § 1813(c)(2) or any successor provision), except (i) as a result of a business combination transaction approved by the Board and involving a Person not more than 75% of whose consolidated revenues for its most recently completed fiscal year were generated by one or more insured depository institutions or (ii) in the event that TD does not hold control of (as such term is defined in 12 U.S.C. § 1841(a)(2) or any successor provision) any insured depository institution (as such term is defined in 12 U.S.C. § 1813(c)(2) or any successor provision) which is able to offer money market deposit accounts to customers of the Company's principal broker-dealer Subsidiaries as a designated sweep vehicle, or TD has indicated that it is not willing to offer such accounts to such customers through one or more of such controlled insured depository institutions.

          Section 5.5. Non-Audit Services. For so long as TD and the Company constitute the same “audit client” under Rule 2-01(f)(6) (or any successor rule) of Regulation S-X (as concurred in by the auditors of both TD and the Company), (i) TD shall not engage the auditor of the Company to provide any Non-Audit Services to TD or any Person that would be treated as the same “audit client” as the Company and (ii) the Company shall not engage the auditor or auditors of TD to provide any Non-Audit Services to the Company or any Person that would be treated as the same “audit client” as TD.

          Section 5.6. Parallel Discussions. If the Company receives a bona fide inquiry or proposal from a Third Party (whether written or oral) that constitutes or could reasonably be expected to result in a Takeover Proposal, the Company shall promptly, and in any event within two Business Days, deliver written notice to TD to such effect, which notice shall, to the extent known by the Company, set forth the percentage of Total Voting Power or assets that the Third Party is seeking to acquire as well as the material terms of such proposal and the identity of the Third Party making such inquiry or proposal, and the Company shall thereafter use all reasonable efforts to keep TD apprised of any related developments, discussions and negotiations (including the terms and conditions of any agreements being negotiated with such Third Party) on a current basis (but in no event more than 48 hours after the occurrence of such developments, discussions or negotiations). In addition to the foregoing obligations of the Company, if the Company or any of its representatives engage in, or the Board authorizes the Company or any of its representatives to engage in, discussions or negotiations with a Third Party regarding, or that are intended to or could reasonably be expected to result in, a Takeover Proposal, the Company must offer to participate in, and if requested by TD participate in, parallel discussions with TD, and consider proposals from TD with respect to a transaction of the same type, which discussions shall be held and which proposals shall be considered on terms, and subject to procedures, no more restrictive toward TD than those imposed on such Third Party.

          Section 5.7. Restated Charter and Bylaws to be Consistent; Defensive Measures. The Company shall take or cause to be taken all lawful action necessary or appropriate to ensure that at all times the Restated Charter and the Bylaws and the corresponding constituent documents of the Company’s Subsidiaries contain provisions consistent with the terms of this Agreement and do not contain any provisions inconsistent therewith or which would in any way nullify or impair the terms of this Agreement or the rights provided hereunder to any of the parties hereto, and the parties hereto agree to vote (or refrain from voting), or execute (or refrain from executing) written consents with respect to, all Voting Securities Beneficially Owned by them in such manner as to effectuate the foregoing. None of the Company, the Board, any committee thereof, TD or any of the R Parties shall take or cause to be taken any action inconsistent with the terms of this Agreement or the rights provided hereunder to any of the parties hereto.

          Section 5.8. Tender Offer (a) TD (and JR, if he participates as a co-bidder) shall commence or cause to be commenced the Tender Offer promptly following the Closing Date. Pursuant to the Tender Offer, TD (and JR, if he participates as a co-bidder) will offer cash consideration of not less than $16.00 per share of Common Stock (subject to adjustment from time to time for any stock dividend paid in respect of, or any subdivision, split, combination or reclassification effected with respect to, the Common Stock after the date hereof). Each of TD or JR, at their respective election, may make the Tender Offer through a wholly-owned Subsidiary of such Person. Subject to paragraph (d) below, the Tender Offer shall be made at a price (subject to the minimum per share price specified above), and subject to such conditions and other terms, as TD (and JR, if he participates as a co-bidder) shall determine, but shall not be subject to any minimum number of shares which must be tendered as a condition to completion of the Tender Offer. In connection with the Tender Offer, (x) TD or its permitted designee shall offer to acquire the number of shares constituting the lesser of (A) 8% of the outstanding shares of Common Stock and (B) the number of shares that would result in TD Beneficially Owning Voting Securities representing 39.9% of the outstanding shares of Common Stock, in each case measured as of the date that is two Business Days prior to the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of the Tender Offer (the lesser of (A) and (B), the “TD Tender Amount”) and (ii) JR (if he participates as a co-bidder) or his permitted designee may offer to acquire up to the number of shares that would result in the R Parties Beneficially Owning Voting Securities representing 29% of the outstanding shares of Common Stock, measured as of the date that is two Business Days prior to the commencement of the Tender Offer (the “R Party Tender Amount”), subject in all cases to the restrictions contained in Section 2.1(a)(i)(A) and Section 2.1(a)(ii)(A), as applicable. The calculation of both the TD Tender Amount and the R Party Tender Amount shall be based on a certificate of the Company’s transfer agent and registrar and on a certificate, signed by an executive officer of TD, in the case of the TD Tender Amount, or by JR, in the case of the R Party Tender Amount, provided to each other party hereto prior to the commencement of the Tender Offer.

          (b) The required documentation with respect to the Tender Offer shall be prepared by TD (and JR, if he participates as a co-bidder) in consultation with the Company. The Company and TD (and JR, if he participates as a co-bidder) will cooperate with each other with respect to the preparation and distribution of such documentation, including by furnishing to TD (and JR, if he participates as a co-bidder) all information concerning themselves (and, to the extent applicable, their respective Affiliates, Subsidiaries, directors, officers and stockholders) and such other matters as may be reasonably necessary or advisable in connection with the preparation of such documentation and the Tender Offer, all of which information shall be correct and complete in all material respects. TD (and JR, if he participates as a co-bidder) shall be responsible for all costs and expenses associated with the Tender Offer (including the printing and mailing of tender offer materials; dealer-manager, depositary and information agent/solicitor fees; brokerage commissions (unless paid by the tendering stockholder); and other fees and expenses associated with the Tender Offer); provided, however, that the Company shall be responsible for all costs associated with any filing or mailing made by the Company pursuant Rule 14e-2 or Rule 14d-9 under the Exchange Act.

          (c) If JR participates as a co-bidder in the Tender Offer, (i) all tendered shares shall be allocated equally between TD and JR and (ii) no R Party (other than the Ricketts Grandchildren Trust) shall tender any shares of Common Stock into the Tender Offer.

          (d) If JR elects to participate as a co-bidder in the Tender Offer, TD and JR shall negotiate in good faith prior to (and, if necessary, following) the Closing to determine the price and terms on which the Tender Offer shall be made; provided, however, that if, by the 10th day following the Closing, TD and JR are unable to agree on such price and terms, (i) TD shall comply with its obligations under this Section 5.8 to commence (or cause to be commenced) a tender offer for the TD Tender Amount at a price and subject to such terms and conditions as TD may determine (subject to the minimum per share price specified above and provided that such tender offer shall not be subject to any minimum number of shares which must be tendered as a condition to completion of such tender offer) and (ii) JR may commence (or cause to be commenced) a tender offer for the R Party Tender Amount at a price and subject to such terms and conditions as JR may determine (subject to the minimum per share price specified above and provided that such tender offer shall not be subject to any minimum number of shares which must be tendered as a condition to completion of such tender offer). The required documentation with respect to any such tender offer shall be prepared by the party making such offer, the parties hereto will cooperate with each other with respect to the preparation and distribution of such documentation, including by furnishing to the other parties all information concerning themselves (and, to the extent applicable, their respective Affiliates, Subsidiaries, directors, officers and stockholders) and such other matters as may be reasonably necessary or advisable in connection with the preparation of such documentation and such tender offers, all of which information shall be correct and complete in all material respects, and the party making such tender offer shall be responsible for all costs and expenses associated with such tender offer (including the printing and mailing of tender offer materials; dealer-manager, depositary and information agent/solicitor fees; brokerage commissions (unless paid by the tendering stockholder); and other fees and expenses associated with such tender offer); provided, however, that the Company shall be responsible for all costs associated with any filing or mailing made by the Company pursuant Rule 14e-2 or Rule 14d-9 under the Exchange Act.

ARTICLE VI

MISCELLANEOUS

          Section 6.1. Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement. Notwithstanding the foregoing, TD acknowledges the existence of the Existing Stockholders Agreement to which the Company and the R Parties are bound prior to the Closing Date.

          Section 6.2. Inapplicability to Certain Shares. Notwithstanding anything to the contrary contained in this Agreement, (i) the provisions of this Agreement, other than the TD Ownership Limitation Percentage, shall not apply to any Ordinary Course Securities and (ii) the provisions of this Agreement shall not apply to any Voting Securities which are Beneficially Owned by Thomas S. Ricketts or J. Peter Ricketts (or their respective Affiliates) provided that Thomas S. Ricketts, J. Peter Ricketts or such Affiliate is not an R Party and that such Voting Securities are not also Beneficially Owned by any R Party.

          Section 6.3. Termination. (a) Upon the occurrence of an R Party Termination Event, the R Parties shall cause each of the R Directors to immediately resign as Directors and except for this Section 6.3 and Sections 6.7 and 6.12, which shall survive in accordance with their terms, this Agreement shall terminate in its entirety solely with respect to each R Party. In the event that any R Director fails to deliver his or her resignation as required pursuant to this Section 6.3(a), the parties hereto shall take all necessary action to cause such Director to be removed from the Board. Any vacancy resulting from the resignation or removal of any R Director pursuant to this Section 6.3(a) shall be filled with an Outside Independent Director designated in accordance with Section 4.2.

          (b) Except for the obligation described in the succeeding sentence, this Agreement shall terminate with respect to any R Party, and such Person shall no longer constitute an R Party hereunder, upon the Transfer in accordance with this Agreement of all shares of Common Stock Beneficially Owned by such R Party Each Person who, prior to a Transfer described in the preceding sentence, constituted an R Party shall notify the Company and TD in writing within two Business Days of the occurrence of any such Transfer and the fact that such Person no longer constitutes an R Party.

          (c) Except for this Section 6.3 and Sections 5.1, 6.7 and 6.12, which shall survive in accordance with their terms, this Agreement shall terminate in its entirety (except as provided in paragraph (d) below) upon the earliest to occur of (i) the consummation of a Qualifying Transaction, (ii) the tenth anniversary of the Closing Date, (iii) the date on which TD Beneficially Owns Voting Securities representing 4.17% or less of the Total Voting Power, (iv) the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) by a Third Party of a bona fide tender or exchange offer for not less than 25% of the outstanding shares of Common Stock, unless the Board both (A) recommends against such tender or exchange offer within ten Business Days after the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) thereof and (B) takes and continues to actively pursue all reasonable actions to actively oppose such Third Party tender or exchange offer (as reasonably determined by TD in its good faith judgment) (provided that, if the Board grants any approval with respect to such Third Party or any of its Affiliates pursuant to Section 203(a)(1) or Section 203(a)(3) of the DGCL, then a Termination Event as described in this clause (iv) shall immediately occur); (v) the acceptance by the Board of a Takeover Proposal from a Third Party (which for purposes of this Agreement shall mean that the Board (or any duly authorized committee thereof) shall have approved or recommended, or resolved to approve or recommend, or shall have authorized the Company or any such Subsidiary to execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to, a Takeover Proposal), or (vi) the acquisition by a Third Party of Beneficial Ownership of Voting Securities representing more than 20% of the Total Voting Power, other than pursuant to the consummation of a sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination involving the Company or any of its Subsidiaries that had been approved by the Board pursuant to the preceding clause (v) (any of the events described in the preceding clauses (i)-(vi), a “Termination Event”). In the event of a Termination Event of the type described in clause (iii) above, TD shall cause each of the TD Directors to immediately resign as Directors. In the event that any TD Director fails to deliver his or her resignation as required pursuant to this Section 6.3(c), the parties hereto shall take all necessary action to cause such Director to be removed from the Board.

          (d) Notwithstanding the provisions of paragraph (c) above, in the event that the first Termination Event to occur is a Termination Event of a type specified in clauses (iv), (v) or (vi) of such paragraph (c) (a “Specified Termination Event”), then for a period equal to the shortest of (A) the period from the date of such Specified Termination Event until the first anniversary thereof, (B) the period from the date of such Specified Termination Event to the occurrence of a Termination Event of the type described in clauses (i), (ii) or (iii) of such paragraph (c) and (C) the period from the date of such Specified Termination Event until the consummation of a transaction by TD or its Affiliates or by the R Parties, in each case meeting the requirements of clause (i) below (the shortest of the periods described in the preceding clauses (A), (B) and (C), the “Post-Termination Period”), and except to the extent otherwise terminated in accordance with paragraphs (a) or (b) above:

     (i) the provisions of Section 2.1 shall terminate with respect to TD and the R Parties, but TD and its Affiliates may acquire Beneficial Ownership of Voting Securities representing more than the TD Ownership Limitation Percentage, and the R Parties may acquire Beneficial Ownership of Voting Securities representing more than the R Party

Ownership Limitation Percentage, in each case only pursuant to a tender offer, exchange offer, merger or other business combination involving the acquisition or offer to acquire 100% of the Common Stock not owned by TD and its Affiliates or the R Parties, as applicable, which (A) is conditioned upon the receipt of Unaffiliated Stockholder Approval (provided that, for purposes of this Section 6.3(d)(i) only, for purposes of determining whether Unaffiliated Stockholder Approval has been received, shares of Common Stock Beneficially Owned by any R Party (in addition to TD and its Affiliates) shall be excluded from such calculation entirely) and (B) in the case of any such transaction to be effected by means of a tender or exchange offer, includes a commitment by TD or such Affiliate or the R Parties, as applicable, to promptly consummate a merger (which may be a short-form merger) to acquire any remaining shares of Common Stock at the same price in the event it obtains, pursuant to such tender or exchange offer, such level of ownership of such classes of Capital Stock that would be sufficient to effect a merger pursuant to Section 251 or Section 253 of the DGCL or any successor provision;

     (ii) the provisions of Sections 2.3, 5.1, 5.2, 5.5, 5.7, and Articles I, III, IV and VI shall continue in effect in accordance with their terms; and

     (iii) Following the expiration of such Post-Termination Period, all such provisions that survived during such Post-Termination Period shall terminate in their entirety, except for this Section 6.3 and Sections 5.1, 6.7 and 6.12, which shall survive in accordance with their terms.

          (e) Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach of this Agreement occurring prior to the termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

          (f) Within one Business Day after the occurrence of an event that would result in the termination of this Agreement pursuant to paragraph (c)(iii) of this Section 6.3, TD shall provide written notice of such occurrence to the Company and each other party to this Agreement. Within one Business Day after the occurrence of an R Party Termination Event, JR shall provide written notice after such occurrence to the Company and each other party to this Agreement. Within one Business Day after the occurrence of an event that would result in the termination of this Agreement pursuant to paragraphs (c)(v) or (c)(vi) of this Section 6.3, the Company shall provide written notice of such occurrence to each other party to this Agreement. If TD determines in its good faith judgment that an event that would result in a Termination Event of the type described in paragraph (c)(iv) of this Section 6.3 has occurred, TD shall provide written notice of such occurrence to the Company and each other party to this Agreement within one Business Day after such determination. Promptly following the occurrence of any Termination Event, any Specified Termination Event and the expiration of any Post-Termination Period, the Company shall make a public announcement thereof.

          Section 6.4. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of (i) TD, (ii) the R Parties and (iii) the Company (prior to the Closing Date, by or upon the authority of the Board of Directors, and from and after the Closing Date, with the approval of a majority of the Outside Independent

Directors Committee). Each amendment effected pursuant to the preceding sentence shall be binding upon each party hereto. In addition, each party hereto may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the Company. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          Section 6.5. Certain Actions. Unless otherwise expressly provided herein, whenever any action or consent is required to be taken under this Agreement by the R Parties (as a group, as opposed to the exercise or performance by an R Party of its individual rights or obligations hereunder), it shall be by the representative of the R Parties specified in writing by the holders of a majority of the Voting Securities Beneficially Owned, in the aggregate, by the R Parties to the Company and TD from time to time, who shall initially be J. Joe Ricketts. By executing and delivering this Agreement, each R Party irrevocably agrees that each other party hereto may act and rely upon any notice or instruction given in accordance with the preceding sentence, and each R Party agrees that it shall be bound thereby.

          Section 6.6. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          Section 6.7. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Share Purchase Agreement and the Registration Rights Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of any R Party or TD under any other agreement with the Company, the terms of this Agreement shall govern.

          Section 6.8. Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise, except that, in the case of TD or the Company, any transfer by operation of law in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction shall not be deemed to be such an assignment), by (i) any R Party without the prior written consent of TD, (ii) by TD without the prior written consent of the R Parties or (iii) by the Company without the prior written consent of (x) TD and (y) the R Parties; provided that TD and the R Parties may assign their respective rights and obligations hereunder (in whole or in part) in connection with, in the case of TD, a Transfer permitted by paragraph (f) of Section 3.2, and in the case of an R Party, a Transfer permitted by clauses (g)(ii)-(iv) of Section 3.2 in connection with which the applicable Transferee executes and delivers to the other parties hereto an agreement to be subject to, and bound by, the terms of this Agreement to the same extent as the Transferring R Party; provided that no such assignment shall relieve TD or such R Party, as the case may be, of any of its obligations hereunder, and any such transferee may thereafter make corresponding assignments in accordance with this proviso. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. The provisions of this Agreement shall apply, mutatis mutandis, to any holding company set up to hold the Company or a majority of its assets (including the capital stock of its Subsidiaries). Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 6.9. Counterparts. This Agreement may be executed by facsimile in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

          Section 6.10. Remedies. (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

          (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          Section 6.11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to it at:

4211 South 102nd Street
Omaha, Nebraska 68127
Attention: Chief Executive Officer
Fax: (402) 827-8806

and

6940 Columbia Gateway Drive, Suite 200
Columbia, Maryland 21046
Attention: General Counsel
Fax:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Larry W. Sonsini
Fax: (650) 493-6811

If to any R Party, to such Party at the address set forth under its name on Schedule A hereto, with a copy (which shall not constitute notice) to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Joseph P. Collins
Fax: (312) 706-9191

If to TD, to it at :

TD Tower, 66 Wellington Street West
Toronto, Ontario M5K 1A2
Attention: General Counsel
Fax: (416) 308-1943

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Lee Meyerson
Fax: (212) 455-2502

          Section 6.12. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable), without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the Litigation lies with the courts of the United States, any court of the United States located in the State of Delaware, for any action, suit, proceeding or investigation in any court or before any Governmental Authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.12, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (b) Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Each of the parties hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States; provided that consent by a party to jurisdiction and service contained in this Section 6.12 is solely for the purpose referred to in this Section 6.12 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

          Section 6.13. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement all references to “dollars” or “$” are to United States dollars.

          Section 6.14. Effectiveness. Except for Articles I, III and VI and Sections 2.1 (except paragraph (a)(i)(B) thereof and, to the extent it refers to paragraph (a)(i)(B), paragraph (a)(i)(D) thereof), 3.1, 3.2, 4.2(a) and 4.7, which shall become effective as of the execution and delivery of the Share Purchase Agreement by the parties thereto, this Agreement shall become effective upon the Closing and prior thereto shall be of no force or effect; provided that, prior to the Closing Date (i) any consent of the Outside Independent Directors Committee contemplated by Article III shall instead be given by (x) TD, in the case of a transfer by an R Party and (y) the R Party, in the case of a transfer by TD and (ii) the restrictions of Sections 3.1 and 3.2 shall not apply following a Change in Ameritrade Recommendation (as defined in the Share Purchase Agreement), except that the requirements with respect to pledges of Voting Securities contained in the definitions of “Permitted Pledge” and “Transfer” shall remain in effect. If the Share Purchase Agreement shall be terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no force or effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

AMERITRADE HOLDING CORPORATION

By:	/s/ Joseph H. Moglia

Name: Joseph H. Moglia
Title: Chief Executive Officer

THE TORONTO-DOMINION BANK

By:	/s/ David Livingston

Name: David Livingston
Title: Executive Vice President, Corporate Development

2

J. JOE RICKETTS
/s/ J. Joe Ricketts

MARLENE M. RICKETTS
/s/ Marlene M. Ricketts

MARLENE M. RICKETTS 1994 DYNASTY TRUST

By:	/s/ J. Joe Ricketts

Name: J. Joe Ricketts
Title: Trustee

J. JOE RICKETTS 1994 DYNASTY TRUST

By:	/s/ Marlene M. Ricketts

Name: Marlene M. Ricketts
Title: Trustee

RICKETTS GRANDCHILDREN TRUST

By:

Name:
Title: